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                             PURCHASE AND SALE AGREEMENT


                                    BY AND BETWEEN


                            PREMIERE RADIO NETWORKS, INC.


                                       AS BUYER


                                         AND


                  CUTLER PRODUCTIONS, INC. AND SJM PRODUCTIONS, INC.


                                      AS SELLERS


                               AS OF SEPTEMBER 30, 1996







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                             PURCHASE AND SALE AGREEMENT

    This Agreement dated this 30th day of September, 1996 is by and between Premiere Radio Networks, Inc. ("Premiere"), a Delaware corporation; and Cutler Productions, Inc., a California corporation ("CPI"), and SJM Productions, Inc., a California corporation ("SJM" and collectively with CPI, "CP").

    WHEREAS, CP desires to sell to Premiere all of the Assets (as later defined herein) and the business and goodwill related thereto, and Premiere desires to purchase said Assets, business and goodwill from CP.

    NOW, THEREFORE, in consideration of the mutual promises and undertakings herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                      ARTICLE 1
                                     DEFINITIONS

    Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

    "ASSETS" shall mean the assets to be transferred to Premiere hereunder, as more fully specified in Section 2.2.

    "ASSUMED LIABILITIES" shall have the meaning set forth in Section 3.1

    "CLOSING" shall have the meaning set forth in Section 2.1.

    "CLOSING DATE" shall have the meaning set forth in Section 2.1.

    "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 2.2.

    "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 5.5.

    "MATERIAL CP AGREEMENTS" shall have the meaning set forth in Section 5.14.

    "NON-COMPETITION AGREEMENT" shall mean the agreement in the form of EXHIBIT A to be fully executed and delivered to Premiere at the Closing.

    "PERSONAL PROPERTY" shall mean all tangible personal property owned, leased or held by CP and used or useful in the present conduct of the business and operations of CP.

    "PHYSICAL INVENTORY" shall mean all compact discs, tapes or other recording media containing the programs of CP and all other physical assets which are owned and utilized by CP in the conduct of its businesses and operations.

    "PREMIERE" shall have the meaning set forth in the introduction to this Agreement.

    "PURCHASE PRICE" shall have the meaning set forth in Section 2.4.


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                                      ARTICLE 2
                                  PURCHASE OF ASSETS

    2.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall occur simultaneously with the execution of this Agreement (the "Closing Date").

    2.2 TRANSFER OF ASSETS. On the Closing Date, CPI shall sell, assign, transfer and convey to Premiere, and Premiere shall purchase from CP, all right, title and interest in and to the assets, tangible and intangible (including the respective businesses of CPI and SJM, each as a going concern), owned or held by CP wherever located and used in the conduct of the business and operations of CP, including, but not limited to the following (collectively, the "Assets"):

         (a)  all Intellectual Property;

         (b) all Material CP Agreements and other contracts, leases or agreements entered into by CP or by which CP is bound in connection with the operation of CP;

         (c) all computer programs, software and programming materials of whatever form or nature owned by CP and used or intended for use by CP;

         (d) all files, records, books of account and logs relating to the operations of CP, including, without limitation, programming information and studies, advertising studies or consulting reports, marketing and demographic data, sales correspondence, promotional materials, credit and sales reports to the extent such materials exist;

         (e)  all Personal Property;

         (f)  all goodwill of CP; and

         (g) all other assets of whatever kind or nature, excluding the Excluded Assets.

    2.3  EXCLUDED ASSETS.

         (a) Notwithstanding anything contained in Section 2.2 or elsewhere in this Agreement, the Assets shall not include, and Premiere shall not acquire any right, title or interest in or to the following (the "Excluded Assets"); (i) all cash and cash equivalents on hand as of the Closing Date and all deposits in bank accounts whether or not such deposits have cleared; (ii) accounts receivable and any other monies due to CP from third parties, attributable to the operations of CP prior to the Closing Date; and (iii) any tax refund claim or claim for insurance coverage proceeds relating to periods of operation prior to the Closing Date. CP shall cause Ron Cutler to deliver to Premiere no later than 10 days following the Closing Date a promissory note in a principal amount equal to the sum of $200,000, minus the current assets being transferred to Premiere pursuant to this Agreement, plus the amount of current liabilities assumed by Premiere pursuant to this Agreement (excluding deferred taxes and other deferred charges). Such promissory note shall provide for payments of $35,000 every two weeks and shall contain such other terms and conditions reasonably satisfactory to Premiere. For purposes of this Agreement, "current assets" and "current liabilities" shall be determined in accordance with generally accepted accounting principles consistently applied utilized in CP's audited financial Statements as of December 31, 1996. Notwithstanding anything contained herein to the contrary, the damages caused by a breach of this Section shall not be subject to the limitation of damages contained in Section 10.4 hereof.

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    2.4  ABSENCE OF CONSENT.  Notwithstanding the foregoing, there shall not be assigned to Premiere any Material CP Agreement or any other contract, lease or agreement entered into by CP or by which CP is bound, if an attempted assignment thereof without the consent of the other party or parties thereto would constitute a breach thereof or in any way adversely affect the rights of CP thereunder and such consent is not obtained, or if an attempted assignment would be ineffective or would affect the rights of CP thereunder so that Premiere would not, in fact, receive the benefits thereof. CP covenants and agrees that the beneficial interest in and to any such agreement shall, to the extent permitted by the relevant agreement and/or by law, pass to Premiere, and CP covenants and agrees: (a) that it will hold and declare that it holds all such agreements in trust for the benefit of Premiere, its successors and assigns, from and after the Closing Date; (b) to use all reasonable efforts to obtain and secure any and all consents and approvals that may be necessary to effect such assignment or assignments of the same; (c) to make or complete such assignment or assignments as soon as reasonably possible; and (d) to cooperate with Premiere in any other reasonable arrangement designed to provide for actions necessary to enable CP to fulfill any such agreements until an effective assignment thereof to Premiere can be obtained, and the parties agree to cooperate and take all necessary actions, including accountings between parties, to assure that Premiere shall receive all of such benefits, rights, obligations and duties under such agreements. In the event that CP is not able to assign any Material CP Agreement or any other contract, lease or agreement which constitutes part of the Assets or provide Premiere with substantially all the benefits thereof through the term of such Material CP Agreement or other contract, lease or agreement, there shall be an equitable adjustment to the purchase price and CP shall pay to Premiere the amount of such purchase price adjustment promptly following the determination thereof. The provisions of this
Section 2.4 do not constitute a waiver of the conditions to Closing contained in
Article 6  hereof.

    2.5 PURCHASE PRICE. CP hereby agrees to sell to Premiere and Premiere hereby agrees to buy from CP all rights, title and interest in CP for the purchase price of $8,500,000 in cash on the Closing Date.

                                      ARTICLE 3
                              ASSUMPTION OF LIABILITIES

    3.1 ASSUMPTION OF LIABILITIES. At the Closing, Premiere shall assume and agree to perform and discharge and indemnify CP against any and all obligations of CP arising after the Closing under (i) any of the Material CP Agreements and other contracts, leases or agreements of CP included as part of the Assets and set forth on Schedule 3.1 hereto, and (ii) all liabilities incurred or attributable to the operations of CP from and after the Closing (the "Assumed Liabilities"). It is not the intention of either CP or Premiere that the assumption by Premiere of the Assumed Liabilities shall in any way enlarge the rights of third persons under any agreements or arrangements with Premiere or CP. Nothing contained herein shall in any way prevent Premiere from contesting in good faith any of the Assumed Liabilities with any third party obligee.

    3.2 LIMITATION. Except as specifically set forth in this Agreement, Premiere shall not assume and shall have no liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise, for any liabilities or obligations of CP whether due or to become due, with respect to the following (collectively, "Excluded Liabilities"): (i) any federal, state, local or sales taxes relating to periods prior to the Closing Date or to the asset sale contemplated herein; (ii) any existing, pending or threatened litigation, arbitration, or other legal or administrative proceeding against CP, whether or not disclosed to Premiere, to the extent that the facts giving rise to such litigation, arbitration or other legal or administration proceeding existed prior to the Closing Date, whether or not known by CP; (iii) any liabilities, trade payables or accruals relating to periods prior to the Closing Date; (iv) any liabilities attributable to the operations of CP prior to the Closing; and
(v) any liabilities not specifically assumed hereunder. CP agrees to discharge, promptly when due, all of the Excluded Liabilities.

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    3.3  PRORATIONS.  The following items with respect to the Assets and the business of CP shall be prorated as of the Closing Date with CP being responsible for and receiving the benefit of such items to the extent that they relate to the period ending on the Closing Date and Premiere being responsible for and receiving the benefits of such items to the extent that they relate to periods from and after the Closing Date, it being understood that any prorations under any agreement pursuant to which services are provided to CP shall be on the basis of the dates services were actually provided:

         (a) rents and other payments due under leases of real property assigned to Premiere, as and when collected, and rents and other payments payable by CP under leases assumed by Premiere;

         (b) real estate and personal property taxes applicable to the tax year in which the Closing occurs which shall be prorated on the basis of a 365 day year based on the most recent real estate and personal property tax bills received by CP;

         (c) water charges, sewer rents, electricity, steam, gas and other like utility charges which shall be prorated based on the number of days before and from and after the Closing Date covered by bills paid;

         (d) periodically recurring governmental and quasi-governmental fees for licenses, or permits relating to the Assets which are transferable and which are properly transferred to Premiere in respect to the Assets, or any part thereof;

         (e) payments made in the ordinary course of business consistent with past practice relating to the Material CP Agreements and other leases, contracts and agreements assigned to and assumed by Premiere;

         (f) other expenses paid or due in the ordinary course of business consistent with past practices which relate to the Assets and the business being transferred to Premiere.

    Within Sixty (60) days after the Closing Date, Premiere and CP shall give written notice to the other of any payment, receipt and allocation of any of the forgoing items, and CP shall reimburse Premiere or Premiere shall reimburse CP, as the case may be, the net amount owed to the other. Such notice shall include copies of applicable invoices and, as necessary, calculation of the amount which has been prorated.


                                      ARTICLE 4
                REPRESENTATIONS, WARRANTIES AND COVENANTS OF PREMIERE

Premiere represents and warrants to CP as follows:

    4.1 ORGANIZATION AND STANDING. Premiere is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite authority to own its property and assets and to conduct its business as proposed to be conducted under this Agreement.

    4.2 AUTHORIZATION AND BINDING OBLIGATION. Premiere has all necessary power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and Premiere's execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Premiere and constitutes its valid and binding obligation, enforceable in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally.

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    4.3  ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS.  The
execution, delivery and performance of this Agreement by Premiere: (a) do not require the consent of any third party; (b) will not violate any provision of Premiere's certificate of incorporation or by-laws; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Premiere is a party or is bound; and (d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a material default under or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Premiere is now subject.

    4.4 LITIGATION. There is no claim, litigation, proceeding or investigation pending or, to the best of Premiere's knowledge, threatened against Premiere which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

    4.5 DISCLOSURE. None of this Agreement or any certificate or other document delivered in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits any statement of material fact necessary to make any statement contained herein or therein not misleading.

                                      ARTICLE 5
                  REPRESENTATION AND WARRANTIES AND COVENANTS OF CP
    CPI and SJM, jointly and severally, represent and warrant to Premiere as follows:

    5.1 ORGANIZATION AND STANDING. Each of CPI and SJM is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to own, lease and operate the Assets which it owns or leases and to carry on its respective business as now being conducted and as proposed to be conducted. CPI and SJM are each duly qualified to do business and in good standing in any state in which the ownership of its assets or the nature of its business requires it to be so qualified, except where the failure to be qualified and/or in good standing would not have a material adverse effect on its business.

    5.2 AUTHORIZATION AND BINDING OBLIGATION. Each of CPI and SJM has all necessary power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and its execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each of CPI and SJM and constitutes its respective binding obligation, enforceable in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights or equitable principles generally.

    5.3 ABSENCE OF CONFLICTING AGREEMENT OR REQUIRED CONSENTS. The execution, delivery and performance of this Agreement by each of CPI and SJM (a) do not require the consent of any third party, except as otherwise detailed on one of the SCHEDULES hereto (which consents shall be obtained prior to the Closing);
(b) will not violate any provisions of its respective articles of incorporation or by-laws; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which it is a party or by which it or any of the Assets owned by it are bound;
(d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a material default under or accelerate or permit the acceleration of any performance required by the terms of any agreement,

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instrument, license or permit to which it or any of the Assets owned by it are now subject; and (e) will not result in the creation of any lien, charge or encumbrance on any of the Assets.

    5.4 PERSONAL PROPERTY. All Personal Property used or useful in the operation of CPI shall be included as part of the Assets transferred from CP to Premiere. All Personal Property and Physical Inventory to be transferred to Premiere is described in SCHEDULE 5.4(a). All agreements between affiliated, third-party radio stations and any of CPI or SJM and all agreements between foreign subdistributors and any of CPI or SJM are described in SCHEDULE 5.4(b).

    5.5 INTELLECTUAL PROPERTY. Each of CPI and SJM has good and marketable title in or otherwise has the right to use all copyrights, trademarks, trade names, service marks, licenses, permits, jingles, privileges, and other similar intangible property rights and interests which are used in the present conduct of its respective business and operations ("Intellectual Property"). Attached hereto as SCHEDULE 5.5 is a list of all such Intellectual Property rights. Such schedule indicates which items are owned and which are used pursuant to licenses or other rights to use the Intellectual Property. There are no pending, or to the best knowledge of CPI or SJM, threatened proceedings or litigation affecting or relating to any Intellectual Property. None of CPI or SJM has received notice alleging infringement of the rights of any third party to Intellectual Property or unlawful use of such property.

    5.6  PERSONNEL INFORMATION.

         (a) SCHEDULE 5.6 contains a true and complete list of all persons employed by CP as of September 30, 1996 and a description of all compensation arrangements (including bonus arrangements) and employee benefit plans or arrangements applicable to such employees. None of CPI or SJM has any knowledge that any employee identified on SCHEDULE 5.6 currently plans to terminate employment, whether by reason of the transactions contemplated by this Agreement or otherwise.

         (b) To its knowledge, each of CPI and SJM has complied in connection with the operation of CP in all material respects with all laws relating to the employment of labor, including, without limitation, those laws relating to safety, health, wages, hours, unemployment insurance, workers' compensation, and equal employment opportunity.

         (c) Other than as set forth on SCHEDULE 5.6, none of CPI or SJM is party to or bound by any employee pension benefit plan within the meaning of
Section 3(2)(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"),and covering or regarding the employees set forth on SCHEDULE
5.6 whether or not such plan is otherwise exempt from the provisions of ERISA, and no employee or spouse of an employee identified on SCHEDULE 5.6 is entitled to any benefits that would be payable pursuant to any employee pension benefit plan. Except as provided on SCHEDULE 5.6, none of CPI or SJM has any fixed or contingent liability or obligation to any person now or formerly employed by any of them, including, without limitation, pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements and vacation, sick leave, disability and termination arrangements or policies, including workers compensation policies. Premiere shall not assume or hereby become obligated to pay any debt, obligation or liability arising from CP's employee benefit plans, or any other employment arrangement, and coverage under such plans and arrangements shall remain the responsibility of CP; provided that employees of CP shall receive credit for years of service for purposes of vacation and participation in Premiere's health insurance plan and 401(k) plan; provided further, that Premiere shall not be obligated to deposit any additional funds into its 401(k) plan in order to provide CP employees with credit for years of service.

    5.7 LITIGATION. Except as set forth on SCHEDULE 5.7, neither CPI nor SJM is subject to any judgment, award, order, writ, injunction, arbitration decision or decree pertaining to the operation of CP,

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ownership of the Assets or the validity thereof.  Except as set forth on
SCHEDULE 5.7, there is no litigation, proceeding or investigation pending or, to the best of CPI's and SJM's knowledge, threatened against either of them or relating to CP or the Assets in any federal, state or local court, or before any administrative agency, arbitrator or other tribunal authorized to resolve disputes, or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

    5.8 COMPLIANCE WITH LAWS. To the best of its knowledge each of CPI and SJM has operated and is operating in material compliance with all laws, regulations and governmental orders pertaining to the operation of CP or ownership of the Assets, and its present use of the Assets does not violate any law, regulation or order in any material respect. Neither CPI nor SJM has received any notice asserting any noncompliance with any applicable statute, rule or regulation, in connection with the business or operations of CP.

    5.9 BANKRUPTCY. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting CP or any of the Assets, are pending or, to the knowledge of CPI or SJM, threatened, and neither CPI nor SJM has made and presently does not intend to make any assignment for the benefit of creditors or file any petition in bankruptcy and has not taken and presently does not intend to take any action which would constitute the basis for the institution of such insolvency proceedings. Neither CPI nor SJM is aware of any fact or circumstance which would cause any of the Assets or the business of CP to become subject to the jurisdiction of any bankruptcy court or proceeding.

    5.10 DISCLOSURE. None of this Agreement or any certificate or other document delivered in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits any statement of material fact necessary to make any statement contained herein or therein not misleading; provided that neither CPI nor SJM is making any representation or warranty relating to the informational memorandum relating to CP distributed by Greif & Co.

    5.11 OPERATION OF CP. Since June 30, 1996 CP has operated its business in the ordinary and normal course of business and in the manner that has been customary during the period since CP acquired ownership of CP. Since June 30, 1996 CP has used reasonable efforts to preserve the business and organization of CP, and to keep available without entering into any binding agreement, the services of those of CP's employees the loss of which could reasonably be expected to have a material adverse effect on CP or its business, and to preserve the goodwill of CP's customers and others having business relationships with CP.

    5.12 ABSENCE OF UNDISCLOSED LIABILITIES. The unaudited cash basis balance sheets of CP at June 30, 1996 and the related unaudited, cash basis income statements (including footnotes thereto) for the periods then ended, present fairly in all material respects the cash basis financial position and results of operations of CP as of each such date. The foregoing financial statements are sometimes referred to herein as the "Financials." Except as and to the extent reflected or reserved against in the Financials, or disclosed in any Schedules hereto, CP had no liabilities or obligations as of the dates thereof (other than obligations of continued performance under the Material CP Agreements and other commitments and arrangements incident to the normal conduct of business which are terminable at will), known or unknown, secured or unsecured (whether accrued, absolute, contingent or otherwise), including, without limitation, tax liabilities due or to become due. Since June 30, 1996, except as and to the extent reflected or reserved against in the Financials or disclosed in any Schedule hereto, CP has incurred no material liabilities or obligations other than (i) current liabilities incurred in the ordinary course of business which in the aggregate do not have a material adverse effect on the financial position or operations of CP, or (ii) in connection with the transactions contemplated hereby.

    5.13 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1996, except as described in SCHEDULE 5.13 hereto, there has not occurred any event or condition which has a material adverse effect on the


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properties, assets, liabilities (whether absolute, contingent, accrued or otherwise), financial condition, results of operations, business, affairs of CP concerning CP and, without limiting the generality of the foregoing, CP has not
(a) incurred any obligation or liability, secured or unsecured (whether accrued, absolute, contingent or otherwise), whether due or to become due, except current liabilities in the ordinary course of business;(b) mortgaged, pledged, or subjected to lien, charge, security interest or other encumbrance any of the Assets;(c) sold, transferred, licensed or otherwise disposed of any of the Assets other than in the ordinary course of business consistent with past practice;(d) increased the compensation payable or to become payable by it to any of its directors, officers, employees or agents whose total compensation for services rendered after any such increase is at an annual rate of more than $30,000, or made any bonus, percentage of compensation or other like benefit accruing to or for the credit of any such directors, officers, employees or agents of CP;(e) terminated or received any notice of termination of any material contract, lease, trademark, patent, copyright or trade name protection or other agreement;(f) suffered any damage, destruction or loss (whether or not covered by insurance) adversely affecting the Assets (other than normal wear and tear);(g) suffered any taking or seizure of all or any part of the Assets by condemnation or eminent domain;(h) experienced any material adverse change in its relations with its dealers, distributors, customers, employees, agents or consultants;(i) acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation;(j) made any capital expenditures or capital additions exceeding $10,000 singularly or $50,000 in the aggregate;(k) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body affecting its financial condition, its property or its business operations;(l) made any purchase commitment in excess of normal, ordinary and usual requirements, or made any material change in its selling, pricing, or personnel practices;(m) made any change in accounting principles or methods, or in the manner of keeping books, accounts and records of CP;(n) entered into any transaction other than in the ordinary course of business;(o) entered into any agreement or made any commitment to do any of the things described in the preceding subsections (a) through (n) of this Section 5.13.

    5.14 EQUIPMENT LEASES AND CONTRACTS. Except as disclosed on SCHEDULE 5.14 hereto, CP is not a party to, nor are the Assets bound by, any executory agreements (including dealer and distributor agreements), purchase orders (other than purchase commitments for supplies in the ordinary course of business), bailment agreements, equipment leases, commitments, contracts, employment agreements, warranties, guarantees, understandings or other agreements (a) which involve or may involve the annual payment of more than $2,500, (b) which are of a duration in excess of twelve (12) months from the date of execution thereof, or (c) to which any stockholder, officer, director or employee of CP are a party in any capacity, which is not being extinguished on or before the Closing Date (said agreements, together with the Real Property Leases, being referred to herein collectively as the "Material CP Agreements"); true and correct copies of each of the Material CP Agreements have been delivered to Premiere and each of them is in full force and effect, with an expiration date as set forth on
SCHEDULE 5.14, have not been amended or modified except as set forth on SCHEDULE 5.14, and constitute the entire agreement between the parties thereto with respect to the subject matter thereof. CPI and SJM are not, and to the best knowledge of CPI and SJM no third party to any Material CP Agreement is in material default thereunder, nor is CPI or SJM aware of any fact or circumstances with respect to any Material CP Agreement which upon notice or lapse of time could give rise to a material default thereunder.

    5.15 REAL PROPERTY LEASES.  The real property leases listed on SCHEDULE
5.15 hereto (the "Real Property Leases") constitute all leases, whether written or oral, to which any of CP or their affiliates are a party and which are necessary or required in connection with CP (including any real property owned by one or more of the shareholders or any affiliate of CP); true and correct copies of each of the written Real Property Leases have been delivered to Premiere. CP has valid and enforceable leasehold interests in such real property, free and clear of all liens and encumbrances. To the best knowledge of CPI and SJM there exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or


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condition, would become a material default under such lease, give rise to a right in the lessor to terminate the lease or render the lessee liable to incur any expenditure under such lease. In the event any such lease requires the lessee to exercise an option to renew in order to continue the term thereof, CP has properly exercised such option to renew. To the best knowledge of CPI and SJM, each such real property and improvements thereon may lawfully be used in connection with the business of CP and is in compliance with all applicable laws, rules, regulations and ordinances of all federal, state, municipal and other governmental authorities including, but not limited to, zoning, building, health, safety and environmental laws, and CP has not received any notices of violations with respect thereto.

    5.16 MACHINERY AND EQUIPMENT. The machinery and equipment used in the business of CP is in adequate operating condition, subject to normal wear and tear, and in a state of good repair sufficient for the conduct of normal operations. CP's assets and properties (including leased property) are adequate to enable CP to conduct its business as now being conducted. CP is not aware of any major capital expenditure that will be required within one year from the date of this Agreement that is not consistent with past practices.

    5.17 LICENSES. CP possesses all material patents, franchises, permits, licenses, music library rights, certificates and consents required from any governmental authority or any other person necessary to enable CP to carry on its business as now conducted and to own and operate its properties (including leased property) as now owned and operated and all such patents, franchises, permits, licenses, certificates and consents will remain in full force and effect following consummation of the transactions contemplated by this Agreement. Attached hereto as SCHEDULE 5.17 is a true and complete list of all such patents, franchises, permits, licenses, certificates and consents. All such patents, franchises, permits, licenses, certificates and consents may be transferred to Premiere.

    5.18 TITLE TO ASSETS. Except as disclosed on SCHEDULE 5.18 hereto, all of the Assets are owned by CP, free and clear of all mortgages, liens, security interests, pledges, charges and other encumbrances whatsoever. Premiere will acquire title to the Assets free and clear of all mortgages, liens, security interests, pledges, charges and other encumbrances whatsoever.

    5.19 FILINGS, ETC. CP (a) has filed all federal, state and local tax returns required by law in the legally prescribed time and manner, and paid all taxes, assessments and penalties due and payable; (b) has made all payments required by any governmental program of workers' social security or unemployment compensation; (c) has withheld and paid over to the appropriate governmental authority all amounts required by law to be withheld from the wages or salaries of employees; (d) is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing; and (e) has paid or will pay over to the appropriate governmental authority all sales or use taxes referable to the CP operations due as of the Closing Date, and has made or will make provisions for payment of all such taxes accrued as of such date, but not yet due. There are no claims pending or, to the best knowledge of CPI or SJM, threatened against either of them for past due taxes, nor are there any outstanding waivers or agreements by CPI or SJM for the extension of the time for the assessment of any tax.

    5.20 INSURANCE. Attached hereto as SCHEDULE 5.20 is a true and complete list of all insurance policies in force with respect to the Assets and the business of the CP and the annual premiums payable thereon. CP is not now, and on the Closing Date will not be, in default in any respect under any such policy, and CP shall continue such policies in force and effect through the Closing Date.

    5.21 ACCESS TO RECORDS.   Prior to the execution of this Agreement, CP has
made available to Premiere and its representatives for their examination the books and records of CP, including, without limitation, computer data and records (the "Records"). No changes or additions to the Records have been made from the date the Records were first made available to Premiere and the representatives and nothing which should be set forth in the Records, if prepared in the ordinary course of business, occurred from the date such Records were first made available to Premiere or its representatives, except for such changes, additions or events which have been made or have occurred, as the case may be, in the ordinary course of the business of CP consistent with the prior practice of CP or which have otherwise been disclosed in writing to CP.

                                      ARTICLE 6
                CONDITIONS PRECEDENT TO PREMIERE'S OBLIGATION TO CLOSE

    The obligation of Premiere to consummate the transactions contemplated herein are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

    6.1  REPRESENTATIONS, WARRANTIES AND COVENANTS.

         (a) All representations and warranties of CPI and SJM shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

         (b) All of the terms, covenants and conditions to be complied with and performed by CP on or prior to Closing Date shall have been complied with or performed in all material respects.

         (c) CP shall have obtained all consents and authorizations required to be obtained prior to the Closing.

    6.2 ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which Premiere in good faith believes would render it unlawful to effect the transactions contemplated by this Agreement in accordance with its terms.

    6.3 WORKING CAPITAL. CP shall have minimum working capital of at least $200,000.

    6.4 NON-COMPETITION AGREEMENT. CPI, SJM and Ron Cutler shall have executed and delivered the Non-Competition Agreement substantially in the form attached hereto as SCHEDULE 6.4.

    6.5 EMPLOYMENT AGREEMENT. Ron Cutler and Premiere shall have executed and delivered the Employment Agreement in substantially the form attached hereto as
SCHEDULE 6.5 (the "Employment Agreement").

                                      ARTICLE 7
                   CONDITIONS PRECEDENT TO CP'S OBLIGATION TO CLOSE

    The obligations of CP to consummate the transactions contemplated herein are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

    7.1  REPRESENTATIONS, WARRANTIES AND COVENANTS.

         (a) All representations and warranties of Premiere shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

         (b) All the terms, covenants and conditions to be complied with and performed by Premiere on or prior to the Closing Date shall have been complied with or performed in all material respects.

         (c) CP shall have obtained all consents set forth on SCHEDULE 5.3 hereto.

    7.2 ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto which CP in good faith believes would render it unlawful to effect the transactions contemplated by this Agreement in accordance with its terms.

    7.3 EMPLOYMENT AGREEMENT. Ron Cutler and Premiere shall have executed and delivered the Employment Agreement.


                                      ARTICLE 8
                       DOCUMENTS TO BE DELIVERED AT THE CLOSING

    8.1 DOCUMENTS TO BE DELIVERED BY CP. At Closing, CP shall deliver to Premiere the following:

         (a) instruments of conveyance and transfer, including all relevant Bills of Sale, in form and substance reasonably satisfactory to counsel to Premiere, effecting the sale, transfer, assignment and conveyance of the Assets to Premiere, including, but not limited to, assignments of all Intellectual Property;

         (b) all books, records, logs, customer lists and similar assets to be assigned to Premiere pursuant to Article 2;

         (c)  the executed Non-Competition Agreements of CPI, SJM and Ron
Cutler;

         (d) copies of resolutions of the Board of Directors and shareholders of CP authorizing the execution and delivery of this Agreement, and the performance by CP of its obligations hereunder and a certificate of the Secretary of CP stating that such resolutions are in full force and effect and have not been modified or rescinded as of the Closing Date; and

         (e)  Employment Agreement of Ron Cutler.

    8.2 DOCUMENTS TO BE DELIVERED BY PREMIERE. At the Closing, Premiere shall deliver to CP the following:

         (a) Eight Million Five Hundred Thousand Dollars ($8,500.000) cash pursuant to Section 2.5;

         (b)  Employment Agreement of Ron Cutler; and

         (c) Resolutions of the Board of Directors of Premiere (or a committee thereof) authorizing the execution and delivery of this Agreement and the performance by Premiere of its obligations hereunder and a certificate of the Secretary or an Assistant Secretary of Premiere stating that such resolutions are in full force and effect and have not been modified or rescinded as of the Closing Date.

                                      ARTICLE 9
                                  FEES AND EXPENSES

    9.1 EXPENSES. Each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

                                      ARTICLE 10
                                   INDEMNIFICATION

    10.1 INDEMNIFICATION BY CP. Through and including December 31, 1997 CP shall indemnify, defend and hold Premiere harmless from and against and with respect to, and shall reimburse Premiere for the following (collectively, the "CP Indemnified Liabilities"):

         (a) any and all liabilities or obligations of CP not assumed by Premiere pursuant to the terms of this Agreement; including the Excluded Liabilities

         (b) any and all losses, liabilities, or damages resulting from the operation or ownership of CP by CP prior to the Closing Date;

         (c) any and all losses, liabilities or damages resulting from any failure to comply with any "bulk sales" laws applicable to the transactions contemplated by this Agreement;

         (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

    10.2 INDEMNIFICATION BY PREMIERE. From and after the Closing, Premiere shall indemnify and hold CP harmless against and with respect to, and shall reimburse CP for:

         (a) any and all liabilities or obligations of CP assumed by Premiere pursuant to the terms of this Agreement, including the Assumed Liabilities;

         (b) any and all losses, liabilities or damages arising after the Closing Date in connection with the operations of CP after the Closing Date; and

         (c) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

    10.3 RIGHT TO DEFEND, ETC. If the facts giving rise to any indemnification under this Section 10 shall involve any claim or demand by any person against any of the indemnified parties (an "Indemnified Claim"), the indemnifying party shall be entitled to notice of such Indemnified Claim. If the indemnified party shall fail to provide the indemnifying party with notice of such Indemnified Claim prior to the time by which the interests of the indemnifying party would be materially prejudiced as a result of its failure to have received such notice, the amount of any indemnification to be paid to such indemnified party with respect to such Indemnified Claim shall be reduced by the amount of any loss actually sustained by the indemnifying party as a result of such prejudice. The indemnifying party shall be entitled (without prejudice to the right of the indemnified party to participate at its own expense through counsel of its own choosing in the defense or prosecution of such Indemnified Claim; PROVIDED that such participation shall not affect the right of the indemnifying party to control such defense or prosecution on behalf of the indemnified party) to defend or prosecute such Indemnified Claim at its or their expense and through counsel reasonably satisfactory to the indemnified party. At any time following written notice from the indemnified party, the indemnifying party may assume the defense or prosecution of such Indemnified Claim by providing a written undertaking of their agreement to assume the defense or prosecution of such Indemnified Claim at their sole cost and expense in accordance with this Agreement; PROVIDED, HOWEVER, that any indemnifying party may defend or prosecute such Indemnified Claim with reputable attorneys of its own choosing until it shall have received the foregoing notice from the indemnifying party; PROVIDED, FURTHER, that if the defendants in any action shall include the indemnifying party and the indemnified party, and any such indemnified party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest which under the Rules of Professional Conduct of the California Bar Association would prohibit the representation because of the availability of different or additional defenses to any such indemnified party, such indemnified party shall have the right to select separate counsel reasonably acceptable to the indemnifying party to participate in the defense of such Indemnified Claim on its behalf, at the expense of the indemnifying party, it being understood, however that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys at any time for such indemnified party. The indemnified party shall cooperate fully in the defense of any Indemnified Claim hereunder and shall make available to the party assuming such defense pertinent information under such indemnified party's control relating thereto, but shall be entitled to be reimbursed for all costs and expenses incurred by the indemnified party in connection therewith.

    10.4 LIMITATION ON LIABILITY OF CP. Notwithstanding anything contained in this Agreement to the contrary, CP shall not be obligated to Premiere for any CP Indemnified Liabilities, or for any other liability of any kind arising under this Agreement, whether by indemnity or otherwise, (i) until such time as the total sum of all such liabilities shall exceed $150,000 and only then to the extent of amounts in excess of $75,000, and (i) the maximum amount which CP shall be obligated to Premiere for any and all such liabilities shall not exceed $1,500,000; provided however that the foregoing limitation shall not apply to any matters relating to Too Lunar Productions, a California general partnership.

    10.5 RIGHT TO SETTLE OR COMPROMISE CLAIMS. No indemnifying party will, without the prior written consent of the indemnified party, settle or compromise any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought under this Section 10, unless such settlement or compromise includes a full and unconditional release of each such indemnified party from all liability arising out of such claim, action, suit or proceeding, reasonably satisfactory in form and substance to such indemnified party. No indemnified party will, without the prior written consent of the indemnifying party, settle or compromise any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought under this Section 10.

    10.6 SUBROGATION. If any indemnified party receives payment or other indemnification with respect to any claim or demand by any third person against an indemnified party, the indemnifying party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the indemnified party may be entitled, to institute appropriate action for the recovery thereof, and the indemnified party agrees to provided reasonable levels of assistance and cooperation to such subrogated party, in enforcing such rights.

                                      ARTICLE 11
                             ALLOCATION OF PURCHASE PRICE

Premiere and CP agree that the purchase price shall be allocated as follows: (i) $100,000 shall be allocated to the covenant not to compete; (ii) an amount equal to its book value, net of depreciation and amortization, shall be allocated to equipment and inventory (including, without limitation all recordings, CDs, disks, tapes and the like, of previously aired programs); (iii) an amount equal to the Premiere Receivables shall be allocated to the Premiere Receivables; and
(iv) the balance of the purchase price shall be allocated to intellectual property (including all patents, copyrights, trademarks, tradenames, service marks, etc., radio program formats, and all goodwill associated therewith).

                                      ARTICLE 12
                               TERMINATION OF AGREEMENT

    12.1 EVENTS OF TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

              (i)  by the mutual consent of CP and Premiere;

              (ii) by Premiere, if CP breaches in any material respect any of their representations, warranties, covenants or agreements contained in this Agreement;

              (iii)by CP, if Premiere breaches in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement;

              (iv) by either Premiere or CP, if any of the conditions to Closing is not fulfilled (or waived by the party for whose benefit the conditions exist) on or prior to the Closing Date; or

              (v) by either Premiere or CP, if the Closing has not occurred on or prior to October 15, 1996.

    12.2 EFFECT OF TERMINATION. In the event that either party shall elect to terminate this Agreement pursuant to any provision contained herein expressly giving such party the right to terminate this Agreement, this Agreement shall forthwith terminate and have no further effect, and neither party shall have any further obligation or liability. Notwithstanding the foregoing, the termination of this Agreement pursuant to any provision hereof shall not relieve any party of any liability for a breach of any representation or warranty, or nonperformance of any covenant or obligation hereunder, and any such termination shall not be deemed to be a waiver of any available remedy for any such breach or nonperformance.

                                      ARTICLE 13
                                   OTHER PROVISIONS

    13.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained herein shall survive for 18 months from the date hereof and no claim may be made for any breach after such date. Notwithstanding the foregoing, in the event of any claim by CP against Premiere under this Agreement, Premiere may use as an affirmative defense against such claims any claim against CP specifically relating to the subject matter of the claim by CP which would have been barred through the application of Section 10.1 or this Section 13.1.

    13.2 EMPLOYEE MATTERS. Immediately prior to the consummation of the transactions contemplated hereby, CP shall terminate all its employees. Premiere agrees to extend offers of employment to those of

CP's employees set forth on SCHEDULE 5.6 at no less than their present salary as set forth on SCHEDULE 5.6. In addition, Premiere shall grant pay increases to those CP employees identified on SCHEDULE 5.6 hereto which have been promised pay increases. Such pay increases shall be in such amounts and be effective on the dates set forth on SCHEDULE 5.6; provided however, that nothing contained herein shall interfere with Premiere's right to terminate any CP employee following the Closing. Premiere also agrees that employees of CP shall receive credit for years of service for purposes of vacation and participation in Premiere's health insurance plan and 401(k) plan; provided, however, that Premiere shall not be obligated to deposit any additional funds into its 401(k) plan in order to provide CP employees with credit for years of service. CP shall be responsible for all severance and other payments made to employees of CP as a result of the transactions contemplated hereby or the termination of any employees. Any employees hired by Premiere shall be subject to Premiere's policies, procedures and practices.

    13.3 ACCESS TO INFORMATION. From the date hereof through the Closing Date, CP shall provide Premiere and its representatives with reasonable access to all records and information relating to CP and its business and will permit such persons to have access to all of the properties and records of CP during reasonable business hours in order that Premiere may have full opportunity to make such investigations as it shall desire of the affairs of CP

    13.4 NO SOLICITATION. Prior to the Closing, CP will not and it shall cause its shareholder not to take, authorize or permit any of their representatives to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to CP or permitting access to the assets or properties and books and records of CP) any offer or inquiry from any person concerning any business combination involving CP or a purchase of securities or assets of CP. If CP or a shareholder (or any person acting for or on their behalf) receives from any person any offer, inquiry or informational request referred to above, CP shall promptly advise such person, by written notice, of the terms of this Section and will promptly, orally and in writing, advise Premiere of such offer, inquiry or request and delivery of a copy of such notice to Premiere.

    13.5 BENEFITS AND ASSIGNMENT. This agreement shall be binding upon and shall incur to the benefit of the parties hereto and their respective successors and assigns. Neither Premiere or CP may assign this Agreement without the prior written consent of the other parties hereto except that Premiere may assign its rights under this Agreement to another entity under common control with Premiere without the consent of CP.

    13.6 ENTIRE AGREEMENT. This Agreement and the exhibits and schedules hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

    13.3. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the Agreement, and to satisfy all of the conditions to the Closing to be satisfied by such waivers, consents and approvals from all applicable governmental entities and third parties, and effecting all necessary registrations and filings. Each of the parties hereto agrees not to take any action or fail to take any action that would be likely to cause any representation or warranty contained in this Agreement to cease to be true or accurate or that would be reasonably likely to prevent the performance of any covenant or the satisfaction of an condition contained in this Agreement.

    13.4. CHOICE OF LAW. The construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its principles of conflict of law.

    13.5. DISPUTE RESOLUTION. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by the appointment of a retired judge of the Superior or Appellate courts of California who shall act pursuant to Section 638(1) of the California Code of Civil Procedure "to try any and all of the issues in an action or proceeding, whether of fact or of law, and to report a state of decision thereon." The parties stipulate to the use of the reference procedure and agree that the Superior Court of Los Angeles County of the State of California may issue such orders as are necessary to implement the parties' intent that any such controversy or claim shall be resolved through the use of the reference procedure. THE PARTIES EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY CONTROVERSY OR CLAIM ARISING OUT OF THIS AGREEMENT OR THE BREACH HEREOF.

         (a) The parties shall be entitled to discovery as provided in the California Code of Civil Procedure. However, the referee may regulate the extent and scope of such discovery based upon the nature of the controversy, the amounts involved and the expected benefits from any discovery.

         (b) If the parties are unable to agree on the appointment of a retired judge to serve as a referee, then the court shall appoint a retired judge to act as the referee.

         (c) The referee shall apply applicable substantive law and the rules of evidence set forth in the California Evidence Code and applicable case authority. The parties shall not be required to file formal pleadings and shall take other steps as may be appropriate and necessary to assure that any controversy be resolved as efficiently and expeditiously as possible.

         (d) The decision reached by the referee shall be entered as a judgment of the Superior Court appointing the referee and such decision shall be fully appealable.

         (e) All fees and expenses of the referee shall be initially borne on a pro rata basis by the parties, but shall be recoverable by the prevailing party.

    13.6 NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any party may request,

To Premiere:

PREMIERE RADIO NETWORKS, INC.
15260 Ventura Boulevard
Fifth Floor
Sherman Oaks, CA 91403-5339

Attention:  Stephen C. Lehman

Copy to:

Harold Wrobel, Esq.
Premiere Radio Networks, Inc.
15260 Ventura Boulevard
Fifth Floor
Sherman Oaks, CA 91403-5339

To CP:

Cutler Productions, Inc. and SJM Productions, Inc.
18425 Burbank Boulevard
Tarzana, CA 91356
Attention: Mr. Ron Cutler

Copy to:
Scott W. Alderton, Esq.
Troop, Meisinger, Steuber & Pasich, LLP
10940 Wilshire Blvd.
Los Angeles, CA 90024-3902

and shall be deemed to have been duly delivered and received (i) on the date of personal delivery, or (ii) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy.

    13.7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

    13.8. FURTHER ASSURANCES. CP shall at any time and from time to time after the Closing execute and deliver to Premiere such further conveyances, assignments and other written assurances as Premiere may reasonably request in order to vest and confirm in Premiere (or its assigns) the title and rights to and in all of the Assets to be intended to be transferred, assigned and conveyed hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CUTLER PRODUCTIONS, INC.               PREMIERE RADIO NETWORKS, INC.


By: /s/ Ron Cutler                    By: /s/ Harold S. Wrobel
   ----------------------                 -----------------------
    Name:  Ron Cutler                      Name:  Harold Wrobel
    Title: President                       Title: Sr. Vice Pres./Legal

SJM PRODUCTIONS, INC.


By: /s/ Ron Cutler
   ----------------------
    Name:  Ron Cutler
    Title: President

    The undersigned hereby guarantees (i) the obligations of CP to remit a portion of the purchase price under the circumstances set forth in Section 2.4 hereof, and (ii) the obligations of CP under Section 10.4 hereof. The undersigned further agrees that any claim or controversy between Premiere and the undersigned arising from the foregoing obligations shall be settled in accordance with Section 13.5 hereof. THE UNDERSIGNED HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY CONTROVERSY OR CLAIM ARISING OUT OF THE FOREGOING OBLIGATIONS.

/s/ Ron Cutler
---------------------------
    Ron Cutler